Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY NAMES PETER WILSON TO BOARD OF DIRECTORS AND DAVID
EDELSON CHAIRMAN OF THE BOARD
CHICAGO, January 6, 2009 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) announced that, effective January 5, 2009, Peter W. Wilson, Executive Vice President — Global Specialty Lines of CNA Financial Corporation, joined its Board of Directors and David B. Edelson became Chairman of the Board. Mr. Edelson, who joined the Board on February 13, 2007 and is a Senior Vice President of Loews Corporation, replaced James Lewis as Chairman. Mr. Lewis resigned from the Board of Directors effective December 31, 2008.
“We are delighted to have Peter Wilson back on our Board,” commented John Welch, President and Chief Executive Officer. “He brings a wealth of insurance industry experience as well as surety expertise in light of his past service on our Board. We also look forward to the continued advice and support of David Edelson in his new position of Chairman of the Board.”
Mr. Wilson joined the Property and Casualty Operations of CNA Financial Corporation in 1992. Mr. Wilson attended the Advanced Executive Education Program at the Wharton School of Business, University of Pennsylvania and received his BA from Syracuse University.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.